Exhibit 3.29

AMENDED AND RESTATED

CERTIFICATE OF FORMATION

OF LIMITED LIABILITY COMPANY

OF

SUSSER FINANCIAL SERVICES LLC

November 8, 2007

Pursuant to the provisions of the Texas Business Organizations Code, as amended from time to time (the “TBOC”), Susser Financial Services LLC (the “Company”) hereby adopts this Amended and Restated Certificate of Formation of Limited Liability Company (this “Amended Certificate”) and certifies that:

A. The name of the limited liability company is Susser Financial Services LLC.

B. The original Certificate of Formation of Limited Liability Company was filed with the Texas Secretary of State on September 25, 2007.

C. Each amendment made by this Amended Certificate has been made in accordance with the TBOC.

D. Each amendment to the original Certificate of Formation has been approved in conformance with the TBOC and with the constituent documents of the Company.

E. The Amended Certificate accurately states the text of the original Certificate of Formation of Limited Liability Company being restated and each amendment to the Certificate of Formation that is in effect, as further amended by the Amended Certificate.

F. The Amended Certificate does not contain any other changes in the original Certificate of Formation other than omissions allowed by Section 3.059 of the TBOC.

G. The original Certificate of Formation of Limited Liability Company is amended and restated in its entirety by this Amended Certificate as set forth below:

ARTICLE ONE

Entity Name and Type

The filing entity being formed is a limited liability company. The name of the entity is Susser Financial Services LLC (the “Company”).

ARTICLE TWO

Registered Agent and Registered Office

The initial registered office of the Company in the State of Texas is 4433 Baldwin Blvd., Corpus Christi, Texas 78408. The name of the initial registered agent of the Company at such address is E.V. Bonner, Jr.

ARTICLE THREE

Governing Authority

The Company will be managed by its managers. The name and address of the initial managers of the Company are set forth below.

Name	Address
E.V. Bonner, Jr.	4433 Baldwin Blvd.
Corpus Christi, Texas 78408

Sam L. Susser	4433 Baldwin Blvd.
Corpus Christi, Texas 78408

ARTICLE FOUR

Purpose

The purpose for which the Company is formed is for the transaction of any and all lawful purposes for which a limited liability company may be organized under the Code.

ARTICLE FIVE

Principal Place of Business

The address of the Company’s principal place of business in the State of Texas is 4433 Baldwin Blvd., Corpus Christi, Texas 78408.

ARTICLE SIX

Organizer

The name and address of the organizer are Christopher B. Dial, 4433 Baldwin Boulevard, Corpus Christi, Texas 78408.

IN WITNESS WHEREOF, the undersigned, being the sole member of the Company, has executed this Amended and Restated Certificate of Formation of Limited Liability Company as of November 8, 2007.

Stripes LLC,
as sole member

By:	/s/ E.V. Bonner, Jr.
Name:	E.V. Bonner, Jr.
Title:	Executive Vice President,
General Counsel and Secretary